[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.18

BLACKHAWK NETWORK GIFT CARD AGREEMENT - BULK AND ONLINE SALES

This Gift Card Agreement – Bulk and Online Sales (“Agreement”), effective November 2, 2007 (“Effective Date”), is entered into by and between Blackhawk Network, Inc., an Arizona corporation (“Blackhawk”), Safeway Gift Cards, LLC, an Arizona limited liability company (“SGC”) and Safeway Inc., a Delaware corporation (“Safeway”).

WHEREAS, Blackhawk and Safeway are patties to that certain Blackhawk Marketing Services Amended and Restated Gift Card Alliance Partners Program Agreement, effective as of January 1, 2006, under which Blackhawk distributes to Safeway prepaid stored value gift cards from third party retailers (the “Alliance Partners Agreement”); and

WHEREAS, SGC and Safeway are parties to that certain Gift Card Sales and Management Agreement made effective as of February 24, 2006, under which SGC issues Safeway branded Gift Cards and provides to Safeway services related to the management of such Gift Cards; and

WHEREAS, the Parties now wish to enter into this Agreement so that Blackhawk may offer Safeway’s Gift Cards both online and in the bulk sales channel.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows intending to be legally bound:

1. Bulk Sales and Website Sales Program.

1.1 Gift Card Sales.

(a) Upon execution of this Agreement, Safeway authorizes Blackhawk to offer, sell and distribute Safeway’s Gift Cards through the Bulk Sales Program, through Kiosks, and through online sales at Websites in accordance with this Agreement, subject to Exhibits A and B attached hereto, and the Parties agree to fulfill the duties and obligations set forth in Exhibits A and B.

(b) With respect to additional terms and conditions related to online sales of Gift Cards at Websites, the “Safe way Online Terms and Conditions” set forth in Section 3 of Exhibit B attached hereto are applicable to and agreed to by the Parties and are incorporated by reference into this Agreement. Safeway represents that it has read, understands and agrees to such Safeway Online Terms and Conditions.

1.2 Safeway Sales Through Third Parties.

(a) Neither Safeway nor SGC shall directly or indirectly sell or distribute, or cause to be directly or indirectly sold or distributed, Gift Cards and/or related Customization Services through any non-Safeway website or Bulk Sale program other than through Blackhawk in accordance with the terms and conditions of this Agreement.

(b) Safeway and SGC each agree that if it currently allows or in the future allows any other company which sells or distributes gift cards or otherwise offers services comparable to the services offered by Blackhawk (“Other Distributor”), to sell or distribute Safeway’s or SGC’s Gift Cards via Bulk Sales or online sales, and if Safeway or SGC currently compensates or, at any time during the Term will compensate, such Other Distributor service fees or commissions or currently has set or, at any time during the Term will set, other fees, commissions, revenue shares and payment terms or rights of economic value and other material terms and conditions which are more favorable to such Other Distributor with respect to Bulk Sales or online sales than those terms provided to Blackhawk in this agreement (“Favored Terms”), then Safeway or SGC, as the case may be, shall promptly notify Blackhawk in writing of such Favored Terms, and Blackhawk shall be immediately entitled, at its option, to incorporate into this Agreement the Favored Terms, effective as of the date on which Safeway or SGC first allowed, or, if applicable, allows, such Other Distributor to sell or distribute Safeway’s or SGC’s Gift Cards via Bulk Sales or online sales in accordance with the Favored Terms.

1.3 Customer Service. Once a Gift Card is properly Activated, Safeway shall be solely responsible for all Purchaser customer service in connection with such Gift Card. Each Party shall provide a customer service contact for the other Parties to assist in resolving customer disputes or addressing customer questions or problems relating to the Gift Cards. In all other respects, customer service shall be as set forth in the Blackhawk Bulk Practices.

1.4 Payment. Blackhawk shall remit payment to Safeway according to the schedule and terms set forth in Exhibit A and Exhibit B.

1.5 Technology Personnel and Fees.

(a) If applicable, each Party shall designate a person to coordinate the necessary Activation Data transmissions for which the Party is responsible hereunder and to work cooperatively with the other Parties on resolving technology issues that arise in performance under this Agreement.

1.6 Acknowledgement of Blackhawk Bulk Practices. With respect to only the Bulk Sales of Gift Cards, the Blackhawk Bulk Practices in Section 2 of Exhibit B attached hereto shall apply. With respect to only the sale of Gift Cards on Websites, including online Bulk Sales, the provisions set forth in the Blackhawk Online Practices included in Section 3 of Exhibit B attached hereto shall apply. The Parties acknowledge and agree that for purposes of this Agreement, notwithstanding anything to the contrary contained in this Agreement, any adherence by Blackhawk, Blackhawk Accounts, or any Alliance Partner or Alliance Partner Website, or any of their Affiliates, to the Blackhawk Bulk Practices or Blackhawk Online Practices are each deemed, vis-à-vis Safeway and SGC, to be commercially reasonable practices and commensurate with industry standards. The ultimate method of fulfillment and Activation of Gift Cards as described in the Blackhawk Bulk Practices or Blackhawk Online Practices shall be at Blackhawk’s sole discretion.

2. Gift Card Refunds. Safeway shall be solely responsible for all refunds or credits relating to, and offered in connection with, the Gift Cards when Gift Cards are presented at Safeway Stores. In addition, Safeway and/or SGC shall (i) for a period of thirty (30) days after the date of shipment of the Gift Card, de-Activate Gift Cards which are lost, stolen or damaged if such lost, stolen or damaged Gift Cards are returned to Blackhawk and reflect the full stored value of original purchase and (ii) refund to Blackhawk the full amount of such de-Activated Gift Cards. In addition, for a period of thirty (30) days after the date of shipment of the Gift Card, Safeway and/or SGC shall de-Activate the Gift Card if it is notified by Blackhawk, acting in good faith, that the Gift Card was fraudulently activated.

3. Safeway and SGC Representations and Warranties. Safeway and SGC each represent and warrant throughout the Term that (a) it has the right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform its obligations hereunder; (b) its grant of rights or performance of its obligations hereunder does not violate any other material agreement to which it is a party; (c) the Gift Cards, as delivered directly to Blackhawk or its distributors, as applicable, shall not be Activated; (d) the Gift Cards, upon being Activated following purchase by a Purchaser, shall function properly and shall be available immediately for purchases by such Purchaser; (e) the Gift Card Terms and Conditions comply with Applicable Law; and (f) it will comply with the Gift Card Terms and Conditions and Applicable Law.

4. Blackhawk Representations and Warranties. Blackhawk represents and warrants throughout the Term that (a) it has the right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform its obligations hereunder; (b) Blackhawk’s grant of rights or performance of its obligations hereunder does not violate any other agreement to which Blackhawk is a party; (c) it will comply with Applicable Law (provided that Blackhawk shall have no obligation whatsoever to determine whether the Gift Card Terms and Conditions comply with Applicable Laws); (d) it will not knowingly take any action in connection with the sale of a Gift Card that is in violation of any lawful terms contained in the Gift Card Terms and Conditions; (e) Blackhawk will conform with the Blackhawk Bulk Practices and the Blackhawk Online Practices; and (f) the Blackhawk Bulk Practices and the Blackhawk Online Practices comply with Applicable Law.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. Term and Termination.

5.1 The term of this Agreement shall commence on the Effective Date and continue through December 31, 2013 (“Term”), and shall automatically renew for successive five (5) year terms thereafter unless (1) Safeway or Blackhawk provides the other with twelve (12) month’s (the “Renewal Deadline”) advance written notice of its intention not to renew; (2) the Alliance Partner Agreement between Blackhawk and Safeway or the Gift Card Transfer and Management Agreement between Blackhawk and SGC terminates; or (3) this Agreement is earlier terminated in accordance with the terms hereof. Notwithstanding the foregoing, as a condition precedent to the automatic renewal of the term as described above, Blackhawk shall deliver a written notice to Safeway not later than sixty (60) days prior to the Renewal Deadline that contains (a) the date of the Renewal Deadline and (b) a statement that the term of this Agreement will renew for five (5) years unless notice of Safeway’s intention not to renew is delivered to Blackhawk by the Renewal Deadline.

5.2 Safeway or Blackhawk may terminate this Agreement by giving to the other Party (with either Safeway or SGC being considered “the other Party” for purposes of a termination by Blackhawk hereunder) written notice of such termination upon the other Party’s (a) material breach of any material term of this Agreement (subject to the other Party’s right to cure such breach within thirty (30) days after receipt of such notice); or (b) insolvency, or the institution of any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against the other Party. In addition, Blackhawk shall have the right to terminate this Agreement (i) upon thirty (30) days written notice to Safeway, if Blackhawk eliminates all or part of Blackhawk’s gift card sales program in response to a change in Applicable Law; and (ii) upon ninety (90) days written notice to Safeway, if Blackhawk eliminates the entire gift card sales program for any reason other than a change in Applicable Law.

5.3 The expiration of the Term shall not affect Purchaser’s usage of the Gift Cards. If Safeway terminates this Agreement before the end of the Term, Blackhawk may sell out the remaining Gift Cards in stock subject to the terms of Exhibit A.

6. The following provisions shall survive termination: 3, 4, 5.3 and 6 - 10, and the Terms and Conditions set forth in Exhibit B.

7. Notices. All notices hereunder shall be in writing, and shall be given personally, by facsimile, certified mail or by overnight courier to the address set forth below. Any Party may from time to time change its address for receiving notices or other communications by providing notice to the others in the manner provided in this Section.

If to Safeway to:	If to Blackhawk to:

Safeway Inc.	Blackhawk Network, Inc.
5918 Stoneridge Mall Road	5918 Stoneridge Mall Road
Pleasanton, CA 94588	Pleasanton, CA 94588
Fax: 925-467-3231	Fax: 925-226-9083
Attn: Robert A. Gordon	Attn: Talbott Roche

If to SGC to:	With a copy to:

Safeway Gift Cards, LLC	Blackhawk Network, Inc. - Legal Department
20427 N. 27th Avenue	5918 Stoneridge Mall Road
Phoenix, AZ 85027	Pleasanton, CA 94588
Fax: 623-869-6159	Fax: 925-226-9083
Attn: Gregg Maxwell	Attn: Nina Senn, Esq.

8. Entire Agreement. The body of this Gift Card Agreement – Bulk and Online Sales and any Exhibits and attachments hereto and any written nondisclosure agreement previously executed by the Parties (collectively, this “Agreement”) sets forth the entire agreement and understanding between the Parties as to the subject matter hereof

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and supersedes all prior discussions, agreements and understandings of any kind, and every nature between them with respect to such subject matter. Subject to Section 1.2, this Agreement shall not be changed, modified or amended except in writing and signed by all Parties. In the event that there is a conflict or inconsistency between the terms, covenants or conditions of the body of this Gift Card Agreement – Bulk and Online Sales and its Exhibits, the terms, covenants, and conditions of Exhibit B shall control, and then those of the body of this Gift Card Agreement- Bulk and Online Sales, and then those of Exhibit A, in such order.

9. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

10. Counterparts. This Agreement may be executed in counterparts, which execution may be by facsimile, each of which shall be an original, but all of which shall constitute one, and the same, document.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

BLACKHAWK NETWORK, INC.

Signature:	/s/ Donald Kingsborough

Name:	Donald Kingsborough

Title:	President & CEO

Date:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SAFEWAY INC.

Signature:	/s/ Robert L. Edwards

Name:	Robert L. Edwards

Title:	Executive Vice President

Date:	12/21/2007

SAFEWAY GIFT CARDS, LLC

Signature:	/s/ Robert L. Edwards

Name:	Robert L. Edwards

Title:	President & CEO

Date:	12/21/2007

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

I.

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-467-3231

Attn: Robert A. Gordon

Safeway Gift Cards, LLC

20427 N. 27th Avenue

Phoenix, AZ 85027

Fax: 623-869-6159

Attn: Gregg Maxwell

II. Gift Card

Description of Gift Card. The Gift Card itself: (a) is plastic; (b) is approximately 3 5/8” wide and 2 l/8” tall; and (c) has a UPC code and Gift Card serial number printed on the back side of the Gift Card. Additional Gift Card specifications are as follows.

•	Art File Size is 2.24”x1.25” at 300 dpi.

•	Bleed at least 1/16” on brand spot exterior sides

•	Card Dimensions 3.375”x2.115”

Gift Card Terms and Conditions. Safeway will advise Blackhawk of the terms and conditions applicable to the Gift Cards (which Safeway or SGC shall cause to be printed on the Gift Card card carrier or the back of each Gift Card).

III. Gift Card Delivery/Denominations.

Unless otherwise subsequently agreed between the Parties:

A. Safeway shall provide, or cause to be provided, Blackhawk with an initial delivery of 25,000 Non-denominated Gift Cards on or before October 23, 2007.

B. Blackhawk may offer, sell and distribute Gift Cards as contemplated in this Agreement in the following denominations, as designated with an “X” below:

Denomination		Denomination
$10		$50
$15		$75
$25		$100
	X	Non-denominated

and other denominations as agreed to by the Parties from time to time.

IV. Payment.

A. Online Sales Payment. Blackhawk will pay Safeway [***] of the Stored Value of each Activated Gift Card sold online at Websites for which Purchasers have fully paid Blackhawk in accordance with this paragraph, regardless of any discount(s) that Blackhawk may offer to Purchasers (the “Online Remittance Amount”). The percentage of the Stored Value of each Activated Gift Card sold online that is retained by Blackhawk shall be referred to herein as the “Online Retained Amount”. [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B. Bulk Sales Payment. Blackhawk anticipates that it will offer and sell Safeway’s Gift Cards through the Bulk Sales Program at a [***] discount from the Stored Value, in which case Blackhawk will pay Safeway [***] of the Stored Value of each Activated Gift Card sold through the Bulk Sales Program for which Purchasers have fully paid Blackhawk in accordance with this paragraph. Notwithstanding the foregoing sentence, if the Purchaser receives a discount that is less than [***] of the Stored Value, then Blackhawk will pay Safeway an amount equal to the Stored Value of each Activated Gift Card sold through the Bulk Sales Program for which Purchasers have fully paid Blackhawk minus the actual percentage discount from Stored Value received by the Purchaser. For example, if the Purchaser receives a [***] discount, then Blackhawk will pay Safeway [***] of the Stored Value of each such Activated Gift Card. The amount that Blackhawk pays Safeway in accordance with the provisions of this Section IV.B. shall be referred to herein as the “Bulk Remittance Amount”. The percentage of the Stored Value of each Activated Gift Card sold through the Bulk Sales Program retained by Blackhawk shall be referred to herein as the “Bulk Retained Amount”.

C. The Online Remittance Amount and the Bulk Remittance Amount are collectively referred to as the “Remittance Amount”. The Online Retained Amount and the Bulk Retained Amount are collectively referred to as the “Retained Amount”.

D. Safeway expressly acknowledges that the “Service Fee”, as defined in Exhibit A, Section IV of that certain Gift Card Transfer and Management Agreement effective February 24, 2006 between Blackhawk and SGC, is applicable to Safeway Gift Cards sold online and through the Bulk Sales Program as provided in this Agreement.

V. Gift Card Returns

Upon either expiration or termination of this Agreement, Blackhawk may, but shall not be obligated to, offer, sell and distribute the Gift Cards on hand for the period of three (3) months thereafter in accordance with the terms of this Agreement. At the time of such expiration or termination, or the end of such three (3) month period, as applicable, Blackhawk either shall (i) destroy any non-Activated Gift Cards; or (ii) at Safeway’s request, and sole expense, return any non-Activated Gift Cards to Safeway or SGC, each without further liability or cost to Blackhawk.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

ADDITIONAL TERMS AND CONDITIONS

1. Definitions

A. “Activate(d)” means, with respect to a Gift Card, enabled by Safeway or SGC or by a Service Bureau on behalf of Safeway or SGC for purchases, and capable of being used for purchases by a Purchaser.

B. “Activation” means the completed process through which a Gift Card is Activated.

C. “Activation Data” means the data necessary to Activate the Gift Card.

D. “Affiliate” means, with respect to a Party, any person, firm, corporation, partnership, limited liability company, or other entity that now or in the future directly controls, is controlled with or by or is under common control with a Party. For purposes of the foregoing, “control” shall mean, with respect to: (a) a corporation, the ownership directly of fifty percent(50%) or more of the voting power to elect directors thereof; and (b) any other entity, power to direct the management of such entity.

E. “Alliance Partner” means any retail merchant that, either directly or indirectly through a third party distributor, participates through written agreements in the retail sale of products distributed by Blackhawk through retail outlets and/or any on-line or telephone or other non-physical sales outlet as part of the Alliance Partner Program or a third party vendor of such products that operates a Website or provides Customization Services.

F. “Alliance Partner Program” means the marketing programs operated by Blackhawk or its Affiliates, related to the distribution of branded stored value prepaid cards, ticket cards, phone cards and phone products, and other products or services, . as may be amended from time to time or discontinued in whole or in part by Blackhawk in its sole discretion.

G. “Alliance Partner Website” means a website owned or operated by an Alliance Partner, located on the World Wide Web, where Blackhawk has an agreement with the Alliance Partner for sales of gift cards on such website.

H. “Applicable Law” means federal, provincial, or local laws, rules, regulations, or ordinances applicable to a party, in light of that party’s role with respect to Gift Cards (e.g., issuer, seller, redeemer, etc.).

I. “Blackhawk Accounts” means any person, entity or organization that, either directly or indirectly through a third party, participates through written agreements in the sale or distribution of products distributed by Blackhawk as part of the Bulk Sales Program.

J. “Blackhawk Bulk Practices” means the practices set forth in Section 2 of this Exhibit B.

K. “Blackhawk Designs” means the artwork, logos and designs created or modified by Blackhawk exclusively for Safeway and paid for by Safeway, excluding Blackhawk’s preexisting artwork, logos or designs.

L. “Blackhawk Distribution Centers” means distribution centers designated by Blackhawk for receipt of delivery of Gift Cards.

M. “Blackhawk Online Practices” means the practices set forth in Section 3.B. of this Exhibit B.

N. “Blackhawk Website” means the website(s) owned or operated by Blackhawk, located on the World Wide Web, as Blackhawk may designate from time to time as an official Blackhawk Website at which Blackhawk offers Gift Cards and other products for sale, in its sole discretion.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

O. “Bulk Sales” means any sale of twenty-five (25) or more Gift Cards at Stored Value or at a discount in connection with certain promotional sales programs, including, but not limited to, corporate incentives and awards programs, business-to-business sales, consumer promotions, performance improvement programs, and loyalty management and charitable re-seller markets programs where the Gift Cards may be sold at less than Stored Value.

P. “Bulk Sales Program” means the marketing programs operated by Blackhawk or its Affiliates related to the Bulk Sales distribution of products or services, as may be amended from time to time or discontinued in whole or in part by Blackhawk in its sole discretion upon written notice or email to Blackhawk Accounts.

Q. “Claim” means an action, allegation, cause of action, cease and desist letter, charge, citation, claim, demand, directive, lawsuit or other litigation or proceeding, or notice.

R. “Customer Content” means the material provided by the Purchasers for incorporation into the Customization Services.

S. “Customization Services” means print on demand or other customization services of text and/or design generated and sold via online or Kiosks such as but not limited to Safeway’s or SGC’s standard preprinted format, incorporation of a Purchaser’s corporate logos, content and images onto Gift Cards and Packaging or as otherwise agreed between the Parties.

T. “Damages” means an assessment, fine, bona fide settlements, costs, damages (including consequential, indirect, special, incidental or punitive damages), expenses (including without limitation reasonable attorneys’ fees, expenses and costs), judgments, liabilities, losses, or penalties, incurred in connection with a Claim.

U. [***]

V. “Fixed Denomination” means that a Gift Card, when properly Activated, may only have a stored dollar value corresponding with the dollar amount denominated on the face of the Gift Card.

W. “Gift Card” means Safeway’s or its Affiliates’ branded stored value card (whether tangible or intangible, such as an electronic certificate) which, when Activated, can be used to purchase services or merchandise from Safeway Store(s), and includes Fixed Denomination Gift Cards and Non-denominated Gift Cards.

X. “Gift Card Terms and Conditions” means the terms and conditions applicable to the Gift Cards as set forth on the Gift Card carrier and/or the back of the Gift Cards (or located as otherwise allowed or required by Applicable Law).

Y.[***]

Z. “Kiosks” means a booth or other vending apparatus either stand alone or staffed, where Gift Cards can be purchased and may be located in malls, airports or other retail areas (but not including Safeway retail stores).

AA. “Non-denominated” means that a Gift Card, when properly Activated does not have a dollar amount denominated on the face of the Gift Card. The stored dollar value to be ascribed to a Non-denominated Gift Card shall be in accordance with the procedure described in Section B of the Blackhawk Bulk Practices.

BB. “Party” means Blackhawk, Safeway or SGC, as the context indicates.

CC. “Packaging” means standard or personalized bi-fold or tri-fold greeting cards and other supplementary products to be sold in connection with the Gift Cards.

DD.[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EE. “Purchaser” means any person, entity or organization that purchases Gift Cards either from a Website or through a Blackhawk Account.

FF. “Safeway Stores” means any outlet (including on-line, telephone and store location) from which retail purchases can be made with Gift Cards.

GG. “Safeway Designs” means Safeway’s artwork, company name, slogans, logos and designs owned or licensed by Safeway as of the Effective Date, together with all updates thereto made solely by Safeway or on behalf of Safeway by a third party.

HH. “Service Bureau” means a third party engaged by Safeway or SGC to Activate the Gift Cards and process Activation Data, as approved by Blackhawk.

II. “Stored Value” means, with respect to any Gift Card, the stored dollar value of such Gift Card, and which, in the case of properly Activated Fixed Denomination Gift Cards, corresponds with the dollar amount denominated on the face of the Gift Card.

JJ. “Third Party Website” means a website located on the World Wide Web, other than an Alliance Partner Website, that is owned or operated by a third party, where Blackhawk has an agreement with the third party to make Gift Cards available for online sale at such website.

KK. “Website(s)” shall mean individually, or collectively as applicable, the Alliance Partner Website, Blackhawk Website and Third Party Website.

2. Blackhawk Bulk Practices

A. Sale and Activation of un-Activated Gift Cards. Activation of all Gift Cards will be based on the unique serial number on each Gift Card. Safeway or SGC will send un-Activated Gift Cards to Blackhawk and Blackhawk will sell or distribute un-Activated Gift Cards to Blackhawk Accounts. Upon confirmation of receipt of the Gift Cards by the Blackhawk Account, Blackhawk shall Activate the appropriate Gift Cards. Blackhawk reserves the right to, at any time in the future and at its sole discretion, alter its Activation procedures such that Gift Cards delivered pursuant to Bulk Sales will be delivered in a non-Activated form, and will be remotely Activated after receipt by Purchaser through a Blackhawk online portal, a Blackhawk interactive voice response (IVR) system, or any other similar Blackhawk Activation method.

B. Customer Service at Blackhawk Accounts. In the event a Blackhawk Account presents to Blackhawk a proof of purchase for an un-Activated Gift Card and seeks either a refund or Activation of the Gift Card, and Blackhawk determines that: (a) the applicable full payment has been received by Blackhawk, (b) Blackhawk had communicated to Safeway or SGC to Activate the Gift Card, and (c) Blackhawk has paid to Safeway the Remittance Amount in respect of such un-Activated Gift Card, then Safeway or SGC shall, at its cost; forthwith comply with a direction from Blackhawk to: (i) refund the purchase price of the Gift Card to the Blackhawk Account; (ii) replace it with an Activated Gift Card; or (iii) Activate the Gift Card. Purchasers must direct their Customer Service requests to and through the Blackhawk Account.

3. Online Terms and Conditions. The following terms and conditions (“Online Terms and Conditions”) shall govern the sale of Safeway’s Gift Cards via online sale through any Websites, including, but not limited to, Bulk Sales through Websites.

A. Online Gift Card Program.

(1) Online Gift Card Sale. Title to and ownership of any Gift Cards sold online through the Websites shall remain with SGC until purchased and received by the Purchasers. Gift Cards will be available for purchase through the Websites by one or more of the following metho.ds as determined in the sole discretion of Blackhawk: (i) credit card; (ii) debit card; (iii) ACH payment; (iv) check or electronic check; or (v) open-universe stored value card.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2) Payment.

(a) For online Gift Card sales to Purchasers, Blackhawk will pay to Safeway the Stored Value of each Gift Card sold and Activated minus the applicable Blackhawk revenue share described in subsection 2(b) below.

(b) Blackhawk shall retain the difference between the sums collected from Purchaser and the Remittance Amount, as Blackhawk’s revenue share and fee for the services it performs under this Agreement. Blackhawk will reconcile sales of Safeway’s Gift Cards on a weekly basis and settle the amount each week.

B. Blackhawk Online Practices

(1) Online Gift Card Supply and Warehousing. Blackhawk will provide a blank stock of gift cards for Customization Services. For sales involving preprinted Gift Cards, Safeway or SGC will deliver Gift Cards and serial ranges to Blackhawk distribution centers or a location specified by Blackhawk within five (5) days of Blackhawk’s request and in the volume and in the denominations specified by Blackhawk. The Gift Cards designated for online sale at a Website as delivered to Blackhawk shall not be Activated. Gift Cards shall have no retail value until Activated by Safeway or SGC the Service Bureau or other method used by Blackhawk that registers the Gift Card online sale and triggers notification to the Service Bureau. Gift Cards delivered to Blackhawk’s distribution centers will remain in the boxes in such distribution centers along with other boxes of merchandise (and are not stored in any protective enclosure) until the packaged Gift Cards as originally wrapped by Safeway or SGC are removed from the boxes for the purpose of fulfilling delivery of a Gift Card to a Purchaser pursuant to an online sale.

(2) Design. Safeway shall provide Blackhawk with Safeway Designs necessary to deliver Customization Services for Gift Cards as pre-approved between Safeway and Blackhawk. Updates to Safeway Designs will be provided to Blackhawk within five (5) days of Blackhawk’s request otherwise Blackhawk will be pre-approved to use Safeway Designs most recently submitted by the Safeway.

(3) Use of Safeway Designs. Blackhawk shall use the Safeway Designs solely for the purpose of producing the Gift Cards and providing Customization Services. Blackhawk will incorporate Safeway Designs on Gift Cards as directed by Safeway or SGC; provided however, that Blackhawk may decline to incorporate Safeway Designs if Blackhawk determines that (i) incorporation on Gift Cards would be technically infeasible; or (ii) the Safeway Designs could violate proprietary rights of any third party (including, but not limited to, copyright, trademark, right of privacy or publicity) or could be viewed as offensive or inappropriate. Notwithstanding the foregoing, Blackhawk assumes no obligation or responsibility to make any evaluation or judgment as to the appropriateness of the Safeway Designs as set forth above. For the sole purpose of incorporating Safeway Designs on Gift Cards and Websites (e.g., landing pages), Safeway grants Blackhawk a nonexclusive license to reproduce and distribute the Safeway Designs as described in this Agreement.

(4) Use of Customer Content. Purchasers shall be allowed to purchase Safeway’s Gift Cards, choose the denomination of the Gift Card and a design as well as customize certain sections of the Packaging and Gift Cards. Safeway may reserve the right not to honor any Customer Content containing images or text-that Safeway believes: (i) infringe any copyright, trademark, right of privacy, right of publicity or any other right of a third party; or (ii) are indecent, pornographic, hateful, threatening or libelous, or that would be offensive to the community or any reasonable segment thereof (“Inappropriate Content”). If Safeway wishes to reserve this right, Blackhawk recommends that Safeway include that right in the terms and conditions it provides to Blackhawk for incorporation onto the Gift Card or Packaging, as well as any other place Safeway may disclose such terms and conditions. Blackhawk will incorporate Customer Content on Gift Cards as requested by the Purchaser unless otherwise instructed by Safeway in writing not to do so; provided however, that Blackhawk may decline to incorporate Customer Content if Blackhawk determines that: (i) incorporation on Gift Cards would be technically infeasible; or (ii) would be Inappropriate Content. Notwithstanding the foregoing, Blackhawk assumes no obligation or responsibility to make any evaluation or judgment as to the appropriateness of the Customer Content as set forth above.

(5) Customization Services. Regarding the Gift Cards that are printed on demand using Customization Services, Blackhawk will imprint the number on the front and/or the back of the Gift Card and encode the same

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

number on the magnetic stripe on the Gift Card. If a PIN and corresponding bar code is required, Blackhawk will incorporate that number or bar code on the stored value product. For such Gift Cards, Blackhawk will imprint: (i) on the front of the Gift Card, the Safeway Design(s) and marks specified by Safeway and the customization selected by the Blackhawk Account or Purchaser, and (ii) on the back of the Gift Card, the terms and conditions specified by Safeway.

(6) Service Bureau. Safeway or SGC shall direct the Service Bureau to comply with the obligations of the Service Bureau set forth herein and will authorize and instruct the Service Bureau to cooperate with Blackhawk in connection with issuing, Activating, de-Activating, and creating reports with respect to, the Gift Cards or, if Safeway or SGC acts as the Service Bureau, Safeway or SGC will so comply and cooperate. Without limitation on the foregoing, Safeway or SGC shall ensure that the Service Bureau provides Blackhawk with (i) communication protocols and (ii) complete and accurate information, including but not limited to unique numbers for issuance of Gift Cards, necessary for Blackhawk to fulfill its obligations under this Agreement at the same level or greater level of service as the Service Bureau provides to Safeway or SGC.

(7) Gift Card Activation. Upon completion of an online sale, Blackhawk or its designee shall (i) Activate the Gift Card and (ii) mail, or in Blackhawk’s sole discretion, Blackhawk may direct Safeway or SGC to mail (at Blackhawk’s expense), the Gift Card to the address designated by the online Purchaser (which delivery address may include an address designated for an intended Gift Card recipient who is not the actual online Purchaser, but who will, upon delivery of the Gift Card, become an authorized Purchaser). In addition to and notwithstanding the foregoing, Blackhawk reserves the right to, at any time in the future and at its sole discretion, alter its Activation procedures such that Gift Cards delivered pursuant to online sales through the Websites will be delivered in a non-Activated form, and will be remotely Activated after receipt by Purchaser through a Blackhawk online portal, a Blackhawk interactive voice response (IVR) system, or any other similar Blackhawk Activation method.

(8) Customer Service.

(a) Safeway or its designated Service Bureau or SGC shall provide Customer Service relating to the Gift Cards offered or sold at any Website, including without limitation: (i) serving as the point of contact for the Websites’ customers and Gift Card Purchasers who have questions about the Gift Card itself; (ii) serving as the point of contact for the Websites’ customers and Gift Card Purchasers who have questions regarding any Gift Card redemption-related issues; and (iii) serving as the point of contact for Websites’ customers and Gift Card Purchasers who have questions about lost or stolen Gift Cards.

(b) Blackhawk and the owners and/or operators of the Alliance Partner and Third Party Websites shall provide Customer Service as related to their respective Websites, and then only as to (a) questions from Website customers regarding the online sale process related to the purchase of a Gift Card at the respective Website, and (b) questions from Website customers regarding delivery or Activation, as applicable, of Gift Cards purchased online at the respective Website.

4. Loss Prevention and Risk of Loss. Promptly upon a Party having actual knowledge of any loss, theft or damage of Gift Cards, unauthorized issuance or attempted issuance of Gift Cards, or any fraudulently Activated Gift Cards or attempts to fraudulently Activate Gift Cards, it shall notify the other Parties thereof, along with any related pertinent information. In connection with receipt of such notice, the Parties will promptly cooperate to investigate the foregoing and to mitigate any harm therefrom (such as by using commercially reasonable efforts to de-Activate the related Gift Card(s) as to any unused balance on the affected Gift Card(s)). As between Safeway and SGC, on the one hand, and Blackhawk, on the other hand, the Parties acknowledge that liability for Jesses, including damage or destruction, with respect to the Gift Cards is as follows:

A. any losses occurring while the Gift Card inventory is in transit from Safeway or SGC to the Blackhawk Distribution Center shall be the sole responsibility of Safeway and SGC;

B. any losses occurring after the Gift Card inventory has been delivered to the Blackhawk Distribution Centers, but before the delivery to Blackhawk Accounts, will be the sole responsibility of Blackhawk, except to the extent related to Safeway’s breach of this Agreement or Safeway’s fraud, willful misconduct or negligence;

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C. any losses arising from Inaccurate Activation Data transmission to Safeway or SGC to the extent resulting from any third party fraudulently accessing Blackhawk’s computer network, database or system (whether held by such party or any third party on its behalf) shall be the sole responsibility of Blackhawk, except to the extent related to Safeway’s or SGC’s breach of this Agreement or Safeway’s or SGC’s fraud, willful misconduct or negligence;

D. any losses arising from inaccurate Activation Data transmission to Blackhawk, to the extent resulting from any third party fraudulently accessing Safeway’s, SGC’s or Service Bureau’s computer network, database or system (whether held by such Party or any third party on its behalf) shall be the sole responsibility of Safeway, except to the extent related to Blackhawk’s breach of this Agreement or Blackhawk’s fraud, willful misconduct or negligence;

E. any losses arising from any fraudulent activity in connection with a Gift Card after the Gift Card has been properly Activated, shall be the sole responsibility of Safeway, except to the extent related to Blackhawk’s breach of this Agreement or Blackhawk’s fraud, willful misconduct or gross negligence; and

F. any loss of Gift Cards while in transit to the Purchaser shall be borne by the Purchaser.

5. Indemnification.

A. Safeway Indemnification. Safeway and SGC, severally and collectively, agree to defend, indemnify and hold harmless Blackhawk, the Blackhawk Accounts, Alliance Partners, and their respective Affiliates, officers, directors, agents, and employees from and against any and all third party Claims and Damages arising out of or related to (i) Safeway’s or SGC’s breach (or, as to defense obligations only, alleged breach) of this Agreement; (ii) Safeway’s, SGC’s or Service Bureau’s violation of any Applicable Law; (iii) refunds, merchandise returns, credits to the Gift Cards, replacement of lost or stolen Gift Cards, or use or misuse of the Gift Cards; (iv) counterfeit or fraudulent Gift Cards (except as set forth in Sections 4 (B) and 4 (C) above); (v) losses arising from inaccurate Gift Card data or Activation Data transmission from Safeway or SGC to Blackhawk; (vi) Safeway’s or SGC’s gross negligence, willful misconduct or fraudulent actions or omissions; (vii) Safeway’s or SGC’s infringement of the rights (including, without limitation, the intellectual property rights, proprietary rights, rights to privacy and rights to publicity) of any person or entity; and (viii) the infringement of the rights of any person or entity related to the permitted use of the Safeway Designs, or systems owned or operated by or on behalf of Safeway or SGC under this Agreement. For the purposes of Safeway’s and SGC’s indemnification obligations in this Agreement, a third party vendor that operates a Website and/or provides Customization Services pursuant to this Agreement shall be deemed an Alliance Partner and, therefore, receive the same indemnification protections as an Alliance Partner.

B. Blackhawk Indemnification. Blackhawk agrees to defend, indemnify and hold harmless Safeway and SGC, and their respective Affiliates, officers, directors, agents and employees, from and against any and all third party Claims and Damages arising out of or related to (i) Blackhawk’s breach (or, as to defense obligations only, alleged breach) of this Agreement; (ii) Blackhawk’s gross negligence, willful misconduct or fraudulent actions; (iii) Blackhawk’s violation of any Applicable Law, and (iv) Blackhawk’s infringement of the rights (including, without limitation, the intellectual property rights, proprietary rights, rights to privacy and rights to publicity) of any person or entity. Blackhawk further agrees to defend, indemnify and hold harmless Safeway and SGC, and their respective Affiliates, officers, directors, agents and employees, from and against any and all third party patent infringement Claims solely attributable to Safeway’s participation in the Bulk Sales Program, and any Damages related thereto; provided, however, to the extent that Safeway or SGC acquires equipment, hardware or software from a third party vendor, Safeway and SGC each acknowledges and agrees that it is relying solely upon the indemnification and warranties, if any, provided by such vendor.

C. Indemnification Procedure. The party seeking indemnification, as the indemnitee, shall provide the other party, as the indemnitor, prompt written notice of any Claim for which indemnity is sought. If the indemnitor is notified in writing by the indemnitee of such a Claim, the indemnitor shall promptly hire experienced and competent counsel, and will have sole control of the defense and all negotiations for the compromise or settlement of such a Claim, and shall pay any Damages in respect of such Claim and reimburse the indemnitee for its reasonable expenses incurred in cooperation with and providing assistance to the indemnitor; provided, however, that the indemnitor may not settle any such Claim without the indemnitee’s consent if the proposed settlement would be in the indemnitee’s name or impose pecuniary or other liability or an admission of fault or guilt on the indemnitee or would require the indemnitee to be bound by an injunction of any kind. Notwithstanding the foregoing, to the extent

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that such a Claim is based on an assertion that the indemnitor’s marketing materials used in the performance of its obligations hereunder, or the indemnitor’s trademarks, Gift Cards, or other intellectual property infringe on any registered patent, copyright or trademark of any non-Party, or the rights to privacy or rights to publicity of any non-Party, the indemnitor shall have the right, at its so le option and expense, to procure for the indemnitee the right to continue using such marketing materials, to replace or modify them with non-infringing materials, or to withdraw them from use altogether. Consent to settlement shall not be unreasonably withheld.

6. Limitations of Liability. THE FOLLOWING LIMITATIONS SHALL NOT APPLY TO ANY CLAIM THAT (A) IS SUBJECT TO INDEMNIFICATION UNDER SECTION 5 OF THIS EXHIBIT B, (B) ARISES OUT OF A BREACH OF CONFIDENTIALITY, OR (C) ARISES OUT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD: IN NO EVENT SHALL EITHER PARTY, OR ANY BLACKHAWK ACCOUNT, OR THEIR AFFILIATES, BE LIABLE TO ANY PARTY TO THIS AGREEMENT, ANY BLACKHAWK ACCOUNT, OR ANY OF THE AFFILIATES OF ANY OF THEM, OR ANY THIRD PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR (1) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM OR RELATING TO THIS AGREEMENT; OR (2) ANY DIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT TO THE EXTENT THAT THE AGGREGATE AMOUNT OF SUCH DAMAGES EXCEEDS THE AGGREGATE AMOUNT ACTUALLY EARNED BY BLACKHAWK HEREUNDER AS COMMISSIONS IN THE TWELVE (12) MONTHS BEFORE THE DATE SUCH CLAIM AROSE.

7. Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. BLACKHAWK EXPRESSLY DISCLAIMS: (I) RESPONSIBILITY FOR ANY ERRORS CAUSED BY SAFEWAY, ANY THIRD PARTY PERFORMING SERVICES (INCLUDING WEBSITE SERVICES) ON SAFEWAY’S BEHALF, THE SERVICE BUREAU, BLACKHAWK ACCOUNT, ALLIANCE PARTNER, OR A PURCHASER; (II) RESPONSIBILITY FOR ANY CUSTOMER CONTENT; (Ill) ANY WARRANTY THAT THE BLACKHAWK SERVICES, INCLUDING WEBSITES OR GIFT CARD MALLS OPERATED BY OR FOR BLACKHAWK WILL BE ERROR-FREE OR UNINTERRUPTED; AND (IV) FOR SERVICES PROVIDED THROUGH ONE OF THE WEBSITES, RESPONSIBILITY FOR ANY ERRORS CAUSED BY THE OPERATOR OF THE PARTICULAR WEBSITE, EXCEPT TO THE EXTENT CAUSED BY BLACKHAWK’S. GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WITH RESPECT TO THE BLACKHAWK WEBSITE. SAFEWAY AND SGC EXPRESSLY DISCLAIM RESPONSIBILITY FOR ANY ERRORS CAUSED BY BLACKHAWK, ANY THIRD PARTY PERFORMING SERVICES (INCLUDING WEBSITE SERVICES) ON BLACKHAWK’S BEHALF, THE SERVICE BUREAU, BLACKHAWK ACCOUNT, ALLIANCE PARTNER, OR A PURCHASER.

8. Confidential Information.

A. For purposes hereof, “Confidential Information” shall mean all information or material which (i) gives a Party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the Parties to be considered confidential and proprietary, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary. For purposes of this Section 8, Confidential Information of Blackhawk shall also be deemed to include, as between Blackhawk on the one hand and Safeway and SGC on the other, the Confidential Information of each Blackhawk Account to which it relates. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information derived from the disclosing party.

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B. Each Party agrees to hold the other’s Confidential Information in strict confidence, both during the term of this Agreement and until the later of the date three (3) years after expiration or termination of this Agreement or the date on which any such Confidential Information becomes publicly known and made generally available through no action or inaction of such party. The Parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information “for any purpose other than the implementation of, and as specified in, this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information of the other Parties is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement. This Section 8 supplements and does not supersede any existing non-disclosure or confidentiality agreements between the Parties.

C. In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disc losing party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information. To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order or demand, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure.

D. Safeway’s Confidential Information shall remain the sole and exclusive property of Safeway. SGC’s Confidential Information shall remain the sole and exclusive property of SGC. Blackhawk’s Confidential Information shall remain the sole and exclusive property of Blackhawk or the applicable Blackhawk Accounts, as the case may be.

8. Assignment. No Party may transfer or assign this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties. However, a Party’s assignment to an Affiliate shall not require prior written consent; provided, however, that the proposed assignee is not a direct competitor of the other Parties or its Affiliates. Any such assignment in violation of this Section 8 of this Exhibit B shall be void.

9. Currency. All dollar amounts referred to in this Agreement are expressed in United States Dollars.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of law principles thereof.

11. Arbitration. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally by the parties with respect to which the dispute relates.

12. Force Majeure. No Party shall be liable to the other Parties for any delay or failure in performance under this Agreement arising out of a cause beyond its control and without its fault or negligence; provided, however, that the foregoing shall not excuse a Party from (i) using commercially reasonable efforts to safeguard its systems, data or facilities, (ii) using commercially reasonable efforts to prevent computer network or system security-breaches, (iii) the release of Confidential Information in violation of Section 8 of this Exhibit B, or (iv) losses due to fraudulent activity. Such causes may include, but are not limited to, fires, floods, earthquakes, strikes or other labor disturbances, unavailability of necessary utilities, blackouts, acts of God, acts of regulatory agencies, or national disasters. Safeway and SGC each acknowledge and agree that Blackhawk shall not be liable to Safe way or SGC for any delay or failure in performance related to online sales of the Gift Cards arising out of a cause beyond its control, or without its fault or negligence, relating to the operation or functionality of any of the Websites. Safeway and SGC each acknowledge and agree that the Websites will be unavailable for scheduled maintenance and for other business purposes, and that unscheduled downtime may also occur from time to time.

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13. Third Party Beneficiaries. Neither Purchaser, Service Bureau, nor any other third party, other than Black hawk Accounts and Alliance Partners, is a third-party beneficiary to this Agreement.

14. Independent Contractor. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, or an agency relationship between the Parties. No Party has the authority, without the other Parties’ prior written approval, to bind or commit any other Party in any way.

15. Severability; Waiver. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement. The failure by any Party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other Parties in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

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